Exhibit 99.1

PRESS RELEASE

Bioverativ Completes Acquisition of True North Therapeutics

-	Strengthens leadership in rare blood disorders with first-in-class candidate to treat cold agglutinin disease, a chronic autoimmune hemolytic anemia with no approved therapies

Waltham, Mass. – June 28, 2017 – Bioverativ Inc. (NASDAQ: BIVV), a global biotechnology company focused on the discovery, development and commercialization of innovative therapies for hemophilia and other rare blood disorders, today announced that it has successfully completed its acquisition of True North Therapeutics, a privately-held, clinical-stage rare disease biotechnology company. The acquisition advances Bioverativ’s vision of becoming the leading rare disease company focused on blood disorders.

“We are excited to welcome the talented True North team and combine their deep understanding of complement biology with our expertise in hematology to develop innovative therapies for people with rare blood disorders,” said John Cox, Chief Executive Officer of Bioverativ. “This acquisition strengthens our pipeline, expands our scientific competencies, and provides a significant opportunity to meaningfully impact people living with cold agglutinin disease. We also believe it has the potential to create significant long-term value for our shareholders.”

With the acquisition, Bioverativ adds TNT009, a first-in-class monoclonal antibody in development for cold agglutinin disease (CAgD), to its pipeline of novel, investigational therapies for the treatment of rare blood disorders, including hemophilia, sickle cell disease and beta thalassemia.  There are no approved treatments for CAgD, which is a rare and chronic autoimmune hemolytic condition that often leads to severe anemia. People living with CAgD can suffer with a significant disease burden, including frequent blood transfusions, crippling fatigue, and an increased risk of life-threatening thrombotic events such as pulmonary embolism and stroke.

TNT009 has received breakthrough therapy designation from the U.S. Food and Drug Administration (FDA) for the treatment of hemolysis in patients with primary CAgD, and orphan drug designation from the FDA and the European Medicines Agency. Late-stage clinical development planning for TNT009, including a registrational program, is underway.

The acquisition also includes TNT020, a discovery-stage, follow-on monoclonal antibody that targets activated C1s with the potential for less frequent dosing and subcutaneous administration.

Exhibit 99.1

Terms of the Transaction

Bioverativ has acquired True North for an upfront consideration of $400 million plus assumed cash. True North investors are also eligible to receive additional payments of up to $425 million contingent on the achievement of future development, regulatory, and sales milestones. The upfront consideration was paid through a combination of cash and debt.

About Cold Agglutinin Disease (CAgD)

CAgD is a debilitating autoimmune hemolytic anemia in which autoantibodies target red blood cells, leading to red blood cell destruction via complement activation initiated by the C1 complex, causing chronic anemia, severe fatigue, and potentially fatal thrombotic events. CAgD  occurs in approximately 16 people per million, affecting an estimated 5,000 people in the United States.  Typically, symptom onset begins around age 60 and there are no approved therapies for CAgD. Treatment is aimed at normalizing hemoglobin levels through blood transfusions, steroids, or off-label immunotoxic therapy; however, current treatment options are often intensive, incomplete, or nondurable, leaving patients dependent upon frequent transfusions, which can lead to chronic iron overload.

About TNT009

TNT009 is a first-in-class, humanized, monoclonal antibody that is designed to selectively inhibit the classical complement pathway by targeting C1s, a serine protease within the C1-complex in the complement pathway of the immune system, and directly impacting the central mechanism of CAgD. With a unique mechanism of action and high target specificity, TNT009 is designed to selectively inhibit disease processes in the classical complement pathway while maintaining activity of the alternative complement pathway and lectin complement pathway, which are important for immune surveillance and other functions.

About Bioverativ

Bioverativ is a global biotechnology company dedicated to transforming the lives of people with hemophilia and other rare blood disorders through world-class research, development, and commercialization of innovative therapies. Launched in 2017 following separation from Biogen Inc., Bioverativ builds upon a strong heritage of scientific innovation and is committed to actively working with the blood disorders community. The company’s mission is to create progress for patients where they need it most and its hemophilia therapies when launched represented the first major advancements in hemophilia treatment in more than two decades. For more information, visit www.bioverativ.com or follow @bioverativ on Twitter.

Exhibit 99.1

Safe Harbor

This press release contains forward-looking statements, including statements relating to: the opportunity to bring meaningful progress to CAgD patients and create shareholder value; and anticipated clinical trials. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: uncertainty of whether Bioverativ can achieve the expected benefits from the transaction and successfully integrate the operations of True North; risks of unexpected costs, liabilities or delays; integration difficulties, including the ability to retain key personnel;  risks relating to the protection of intellectual property; risks and uncertainties relating to product development, clinical trials, regulatory process and approvals, and commercialization that may impact or alter Bioverativ’s anticipated business plans, strategies and objectives; and other risks and uncertainties described in the Risk Factors section of Bioverativ's quarterly and annual filings with the Securities and Exchange Commission.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

MEDIA CONTACT: Tracy Vineis +1 781 663 4350 media@bioverativ.com	INVESTOR CONTACT: Susan Altschuller +1 781 663 4360 IR@bioverativ.com